Exhibit 99.1

New York Community Bancorp, Inc. Reports 3Q 2015 Diluted Non-GAAP Cash Earnings Per Share of $0.28 (1) and Diluted GAAP Earnings Per Share of $0.26

Board of Directors Declares $0.25 per Share Quarterly Cash Dividend

Third Quarter 2015 Highlights

  Solid Earnings and Returns:
  - The Company generated 3Q 2015 GAAP earnings of $114.7 million, providing a 0.99% return on average tangible assets and a 13.66% return on average tangible stockholders’ equity. (2)
  Consistent Margin:
  - Prepayment penalties on loans and securities contributed $24.5 million to net interest income and 22 basis points to the margin in 3Q 2015.
  - Absent the contribution of prepayment penalty income on loans and securities in the respective quarters, the Company’s current third-quarter margin declined one basis point sequentially.
  Strategic Balance Sheet Management:
  - Assets rose $397.0 million sequentially to $49.0 billion, despite the third-quarter sale of commercial real estate (“CRE”) loans of $510.3 million through participations. In the nine months ended 9/30/2015, assets rose $486.3 million, notwithstanding the year-to-date sale, largely through participations, of $1.5 billion of CRE and multi-family loans.
  Solid Loan Production:
  - The Company originated $2.8 billion of held-for-investment loans in the current third quarter, boosting the nine-month total to a record $9.0 billion.
  Increasingly Superior Asset Quality:
  - Non-performing non-covered assets declined $60.1 million, or 43.2%, from the year-end 2014 balance to $78.8 million, representing 0.17% of total non-covered assets, at 9/30/2015.
  - Non-performing non-covered loans fell $21.7 million, or 28.2%, to $55.2 million, representing 0.16% of total non-covered loans at that date.
  Strong Efficiency:
  - The efficiency ratio was 46.07% in 3Q 2015 and 44.78% in the nine months ended 9/30/2015.(3)
  Solid Capital Measures:
  - Excluding accumulated other comprehensive loss, net of tax (“AOCL”), tangible stockholders’ equity represented 7.37% of tangible assets at 9/30/2015. (2)

WESTBURY, N.Y.--(BUSINESS WIRE)--October 21, 2015--New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today reported GAAP earnings of $114.7 million, or $0.26 per diluted share, for the three months ended September 30, 2015. For the nine months ended at that date, the Company reported GAAP earnings of $357.7 million, or $0.80 per diluted share.

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Please Note: Footnotes are located on the last page of text. As further discussed in the footnotes, “cash earnings,” “tangible assets,” “average tangible assets,” “tangible stockholders’ equity,” “average tangible stockholders’ equity,” and the related measures are all non-GAAP financial measures.

The Company also reported cash earnings of $124.6 million, or $0.28 per diluted share, for the current third quarter and $386.8 million, or $0.87 per diluted share, for the current nine-month period. The contribution to tangible stockholders’ equity of the Company’s cash earnings exceeded the contribution of its GAAP earnings by $9.9 million and $29.2 million, respectively, in the corresponding three- and nine-month periods. (1)(2)

Commenting on the Company’s third-quarter performance, President and Chief Executive Officer Joseph R. Ficalora noted its strength as a lender, in terms not only of volume but also of quality. “With only 10 weeks remaining in 2015, and a pipeline of $3.1 billion, we believe we’re on track to establish a new Company record for the volume of held-for-investment loans produced in a single year. While managing our portfolio so as not to exceed the current SIFI threshold before next year’s second quarter, the volume of held-for-investment loans we produced rose $664.7 million year-over-year to $9.0 billion in the first nine months of 2015.

“Multi-family loans accounted for most of the growth in originations, and represent $24.7 billion of our now $34.1 billion portfolio of held-for-investment loans. Notwithstanding the sale of multi-family loans of $863.2 million--mostly through participations--our portfolio rose $804.4 million in the first nine months of this year.

“The strength of our lending is paralleled by the quality of our assets--a fact that is well supported by our measures at quarter-end. For example, non-performing non-covered loans represented 0.16% of total non-covered loans at the end of September—the best measure we’ve recorded in over seven years. We’ve also gone six consecutive quarters without any net charge-offs recorded. Meanwhile, our net recoveries totaled $7.0 million year-to-date.

“Moving from our balance sheet to our income statement, we generated earnings of $114.7 million, or $0.26 per diluted share. While a $5.5 million decline in servicing income combined with a $3.0 million decline in income from originations--thus reducing our mortgage banking income--the impact on our third-quarter earnings was limited by the growth of our loan portfolio, the quality of our assets, the performance of our margin, and the containment of our G&A expense. Notably, while our margin absent prepayment penalty income declined quarter-over-quarter, the decrease was at the low end of our expected range of one to three basis points.”

Board of Directors Declares $0.25 per Share Dividend Payable on November 18, 2015

“In view of the strength of our earnings, as well as that of our capital position, the Board of Directors last night declared our 47th consecutive quarterly cash dividend of $0.25 per share. The dividend will be payable on November 18, 2015 to shareholders of record as of November 6th,” Mr. Ficalora said.

BALANCE SHEET SUMMARY

The Company recorded total assets of $49.0 billion at September 30, 2015, a $397.0 million increase from the June 30th balance and a $486.3 million increase from the balance at December 31, 2014. Loans, net accounted for $36.5 billion, or 74.4%, of the September 30th balance, while total securities accounted for $6.8 billion, or 13.8%.

Loans

Covered Loans

Primarily reflecting repayments, covered loans, net fell $271.7 million from the year-end 2014 balance to $2.1 billion, representing 5.8% of total loans at the current third-quarter end.

Accretion on the covered loan portfolio was $33.5 million and $103.1 million, respectively, in the three and nine months ended September 30, 2015, as compared to $34.6 million and $104.2 million, respectively, in the year-earlier three- and nine-month periods.

Non-Covered Loans Held for Investment

At September 30, 2015, non-covered loans held for investment totaled $34.1 billion, up $510.3 million from the June 30th balance and $1.1 billion from the balance at December 31st. While the Company originated $9.0 billion of non-covered loans held for investment in the first nine months of this year, including $2.8 billion in the third quarter, the impact on the balance sheet was tempered by the sale of multi-family and CRE loans in the amount of $1.5 billion, largely through participations, during the same time. Included in the nine-month amount were third-quarter sales of CRE loans in the amount of $510.3 million. In addition, the Company has benefited from a steady level of refinancing activity and property transactions in its multi-family and CRE lending niche.

The following table summarizes the Company’s production of loans held for investment in the three months ended September 30, 2015, June 30, 2015, and September 30, 2014 and in the nine months ended September 30, 2015 and 2014:

	For the Three Months Ended			For the Nine Months Ended
	Sept, 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands)	2015	2015	2014	2015	2014
Mortgage Loans Originated for Investment:
Multi-family	$2,179,280	$2,581,987	$1,646,534	$6,435,713	$5,704,684
Commercial real estate	254,041	484,264	434,230	1,349,179	1,243,351
One-to-four family	2,424	5,190	93,012	8,402	263,052
Acquisition, development, and construction	27,628	43,457	6,948	141,879	79,411
Total mortgage loans originated for investment	$2,463,373	$3,114,898	$2,180,724	$7,935,173	$7,290,498
Other Loans Originated for Investment:
Specialty finance	$206,108	$296,369	$257,999	$733,147	$552,172
Other commercial and industrial	116,338	72,859	158,743	280,698	440,436
Other	804	1,186	1,626	3,666	4,867
Total other loans originated for investment	$323,250	$370,414	$418,368	$1,017,511	$997,475
Total loans originated for investment	$2,786,623	$3,485,312	$2,599,092	$8,952,684	$8,287,973

Multi-family loans represented $24.7 billion of loans held for investment at the end of September, reflecting a linked-quarter increase of $882.3 million and an $804.4 million increase from the balance at year-end. While the Company sold $863.2 million of multi-family loans in the first half of this year—largely through participations—no multi-family loans were sold in the third quarter of this year. Furthermore, the impact of the sales was more than offset by the high volume of multi-family loans originated, which, at $6.4 billion, exceeded the year-earlier nine-month volume by $731.0 million.

Included in the volume of multi-family loans produced year-to-date were third-quarter originations of $2.2 billion, which was $402.7 million less than the trailing-quarter volume and $532.7 million higher than the year-earlier amount.

CRE loans represented $7.6 billion of loans held for investment at the end of September, reflecting a linked-quarter decrease of $440.9 million and a nine-month increase of $8.6 million. While the production of CRE loans rose $105.8 million year-over-year to $1.3 billion in the current nine-month period, the increase was largely offset by the sale of CRE loans during the same time. Sales of CRE loans totaled $632.7 million in the nine months ended September 30, 2015, including the $510.3 million sold in the third quarter of this year.

Included in the volume of CRE loans produced year-to-date were third-quarter originations of $254.0 million, down $230.2 million and $180.2 million, respectively, from the volumes produced in the trailing and year-earlier three months.

The following table provides additional information about the Company’s multi-family and CRE loan portfolios at September 30, 2015, June 30, 2015, and December 31, 2014:

(dollars in thousands)	September 30, 2015		June 30, 2015		December 31,2014
Multi-Family Loan Portfolio:
Loans outstanding	$24,653,409		$23,771,076		$23,849,038
Percent of total held-for-investment loans	72.2%		70.7%		72.2%
Average principal balance	$5,068		$4,936		$5,001
Weighted average life	2.7	years	2.7	years	3.0	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,645,670		$8,086,587		$7,637,061
Percent of total held-for-investment loans	22.4%		24.0%		23.1%
Average principal balance	$5,212		$5,402		$4,991
Weighted average life	3.0	years	3.1	years	3.2	years

Also included in the September 30th balance of loans held for investment were acquisition, development, and construction (“ADC”) loans of $294.4 million, one-to-four family loans of $102.3 million, and other loans of $1.5 billion, as compared to $257.9 million, $138.9 million, and $1.1 billion, respectively, at December 31, 2014. The nine-month rise in other loans reflects a $144.4 million increase in specialty finance loans and leases to $777.9 million and a $157.2 million increase in other commercial and industrial (“C&I”) loans to $633.8 million. The latter increase reflects the transfer of certain other C&I loans in the amount of $158.5 million from “held for sale” to “held for investment” in the first quarter of this year.

Non-Covered Loans Held for Sale

Non-covered loans held for sale totaled $380.6 million at the end of September and consisted entirely of one-to-four family loans. The September 30th balance was $81.1 million higher than the trailing quarter-end balance and $1.2 million higher than the balance at year-end.

In the nine months ended September 30, 2015, the volume of loans originated for sale totaled $3.8 billion, exceeding the year-earlier volume by $1.6 billion, or 73.7%. Included in the current nine-month amount were third-quarter originations of $960.7 million, $434.1 million less than the trailing-quarter volume and $125.9 million higher than the volume produced in the third quarter of 2014. The sequential decline was largely seasonal in nature, while the year-over-year rise was largely spurred by the low level of residential mortgage interest rates.

In the three and nine months ended September 30, 2015, respectively, the average balance of loans held for sale was $389.7 million and $533.9 million, as compared to $348.0 million and $284.8 million, respectively, in the three and nine months ended September 30, 2014.

Pipeline

The Company currently has a loan pipeline of approximately $3.7 billion, including loans held for investment of approximately $3.1 billion and one-to‐four family loans held for sale of approximately $575.0 million.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment (excluding purchased credit-impaired loans) and non-covered other real estate owned ("OREO").

The Company’s asset quality reflected continued improvement in the three and nine months ended September 30, 2015:

  Non-performing non-covered assets fell $60.1 million, or 43.2%, year-to-date to $78.8 million, including a $6.2 million decline in the third quarter of this year. The nine-month decline was the combined effect of a $21.7 million decrease in non-performing non-covered loans to $55.2 million and a $38.4 million decline in OREO to $23.6 million. On a linked-quarter basis, non-performing loans and OREO fell $3.6 million and $2.6 million, respectively. The balances of non-performing non-covered assets and loans at the end of the current third quarter are the lowest balances recorded since the third quarter of 2008.
  The 61.9% decline in OREO was largely due to the sale of a multi-family property in the amount of $41.6 million that was completed in the second quarter of this year. The sale resulted in a net gain of $7.8 million, which was included in “Other Income” for the three months ended June 30, 2015.
  Reflecting the aforementioned reduction, non-performing non-covered loans represented 0.16% of total non-covered loans at the end of September, as compared to 0.23% at the end of last year. Non-performing non-covered assets represented 0.17% and 0.30% of total non-performing assets at the corresponding dates.
  The Company recorded net recoveries of $7.0 million in the current nine-month period, including $5.2 million in the third quarter of this year. In the first nine months of 2014, the Company recorded net charge-offs of $2.2 million, after net recoveries of $271,000 in the third quarter of that year.

The following table summarizes the Company’s non-performing non-covered loans and assets at September 30, 2015, December 31, 2014, and September 30, 2014:

(in thousands)	September 30, 2015	December 31, 2014	September 30, 2014
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$15,524	$31,089	$29,942
Commercial real estate	20,034	24,824	28,586
One-to-four family	11,445	11,032	10,575
Acquisition, development, and construction	525	654	2,328
Total non-accrual non-covered mortgage loans	$47,528	$67,599	$71,431
Other non-accrual non-covered loans	7,714	9,351	9,588
Total non-performing non-covered loans	$55,242	$76,950	$81,019
Non-covered other real estate owned	23,591	61,956	63,738
Total non-performing non-covered assets	$78,833	$138,906	$144,757

The following table presents the Company's asset quality measures at or for the three months ended September 30, 2015, December 31, 2014, and September 30, 2014:

	September 30, 2015	December 31, 2014	September 30, 2014
Non-performing non-covered loans to total
non-covered loans	0.16%	0.23%	0.25%
Non-performing non-covered assets to total
non-covered assets	0.17	0.30	0.31
Net recoveries during the period to average loans
during the period (non-annualized)	(0.01)	(0.00)	(0.00)
Allowance for losses on non-covered loans to non-
performing non-covered loans	259.74	181.75	172.48
Allowance for losses on non-covered loans to total
non-covered loans	0.42	0.42	0.43

Loans 30 to 89 days past due totaled $7.6 million at the end of the current third quarter, reflecting a $767,000 reduction from the June 30th balance and a $1.4 million increase from the balance at December 31st. The linked-quarter decline was primarily due to a $4.8 million reduction in multi-family loans 30 to 89 days past due to $1.7 million, which offset the impact of a $4.5 million increase in CRE loans 30 to 89 days past due. The remainder of the linked-quarter decline was attributable to modest declines in the balances of 30- to 89-day past-due one-to-four family loans and other loans. There were no ADC loans 30 to 89 days past due at the current third quarter-end.

The net effect of the nine-month rise in loans 30 to 89 days past due and the nine-month decline in non-performing assets was a $58.7 million reduction in total delinquencies to $86.4 million at September 30, 2015.

Securities

Consistent with management’s focus on multi-family lending, as well as its short-term objective of containing the Company’s balance sheet growth, securities represented $6.8 billion, or 13.8%, of total assets at the end of the current third quarter, a $336.8 million reduction from the balance at December 31, 2014. The nine-month decline was largely attributable to repayments and, to a lesser extent, calls of securities. Government-sponsored enterprise (“GSE”) obligations represented 95.3% of total securities at the end of September, as compared to 95.5% at December 31st.

Securities held to maturity accounted for $6.6 billion, or 97.6%, of total securities at the end of the current third quarter, a $325.4 million reduction from the balance at year-end. Available-for-sale securities accounted for the remaining $162.3 million, reflecting a nine-month reduction of $11.5 million.

Funding Sources

Deposits totaled $28.3 billion at the end of September, a $48.6 million decrease from the balance at December 31, 2014. The decrease was the net effect of a $902.7 million reduction in certificates of deposit (“CDs”) to $5.5 billion and an $854.2 million increase in all other deposits combined. Included in the latter increase was a rise in non-interest-bearing deposits to $2.6 billion from $2.3 billion at year-end.

Borrowed funds, meanwhile, rose $712.4 million sequentially and $497.3 million from the December 31st balance to $14.7 billion at September 30, 2015. Wholesale borrowings accounted for $14.4 billion of the September 30th balance, reflecting a linked-quarter increase of $712.3 million and a nine-month increase of $497.1 million. Borrowed funds represented 30.0% of total assets at the end of September, as compared to 28.8% and 29.3%, respectively, at June 30, 2015 and December 31, 2014.

Stockholders’ Equity

Stockholders’ equity rose $45.0 million in the first nine months of this year to $5.8 billion, representing 11.88% of total assets and a book value of $13.11 per share at September 30, 2015. Excluding goodwill and core deposit intangibles (“CDI”) from the September 30th balance, tangible stockholders’ equity rose $49.2 million to $3.4 billion, representing 7.27% of tangible assets and a tangible book value of $7.62 per share. (2)

Reflecting the new capital rules under Basel III that took effect on January 1, 2015, the regulatory capital ratios for both New York Community Bank and New York Commercial Bank continued to exceed the federal requirements for “well capitalized” classification, as indicated in the table on the last page of this release.

EARNINGS SUMMARY FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2015

The Company generated GAAP earnings of $114.7 million in the current third quarter, as compared to $123.7 million and $120.3 million, respectively, in the trailing and year-earlier three months. The respective amounts were equivalent to $0.26, $0.28, and $0.27 per diluted share.

Net Interest Income

Net interest income totaled $279.4 million in the current third quarter, reflecting a linked-quarter decrease of $5.7 million and a year-over-year decrease of $9.6 million. In addition, the Company’s margin declined to 2.56% in the current third quarter from 2.64% and 2.69%, respectively, in the trailing and year-earlier three months.

Prepayment penalty income on loans and securities contributed $24.5 million to net interest income in the current third quarter, with loans accounting for $23.1 million of the contribution and securities accounting for the remaining $1.4 million. In the trailing quarter, prepayment penalty income on loans and securities contributed $32.0 million to net interest income, with loans accounting for $26.7 million and securities accounting for $5.3 million. In the three months ended September 30, 2014, prepayment penalty income on loans contributed $25.4 million to net interest income; there was no prepayment penalty income on securities in the third quarter of last year.

As a result, prepayment penalty income on loans and securities contributed 22 basis points to the current third-quarter margin (with loans accounting for all but one basis point of the total), as compared to 29 basis points in the trailing quarter (with loans accounting for 24 basis points of the total and securities accounting for five basis points). Prepayment penalty income from loans also contributed 24 basis points to the margin in the third quarter of 2014. Absent the contributions of prepayment penalty income in the respective quarters, the current third-quarter margin was down one basis point sequentially and 11 basis points year-over-year.

The following factors also contributed to the linked-quarter declines in net interest income and margin in the three months ended September 30, 2015:

  Interest income declined $5.1 million sequentially to $416.6 million, as the average balance of interest-earning assets rose $658.6 million to $43.8 billion and the average yield on such assets fell 11 basis points to 3.80%. Notwithstanding the aforementioned sale of CRE loans through participations, the average balance of loans rose $714.2 million sequentially, to $36.4 billion, greatly exceeding the impact of a $55.6 million decline in average securities to $7.3 billion during that time. Meanwhile, the average yield on loans declined eight basis points to 3.93% in the current third quarter, while the average yield on securities fell 26 basis points to 3.19%. The sequential declines in the average yields on loans and securities were primarily due to the aforementioned declines in prepayment penalty income, absent which the respective average yields on such assets would each have declined by four basis points.
  Interest expense rose $615,000 sequentially, to $137.1 million, as the average balance of interest-bearing liabilities rose $852.5 million to $40.4 billion and the average cost of funds fell four basis points to 1.35%. The rise in the average balance was the net effect of a $1.0 billion increase in average borrowed funds to $14.5 billion, and a $156.7 million decline in interest-bearing deposits to $25.8 billion. While the average balance of borrowed funds rose, the impact on current third-quarter interest expense was tempered by a 20-basis point drop in the average cost of such funds to 2.65%. In addition, the average cost of interest-bearing deposits fell one basis point linked-quarter, to 0.61%.

The following factors also contributed to the year-over-year declines in net interest income and margin:

  Interest income declined $10.5 million year-over-year as the benefit of a $589.8 million increase in the average balance of interest-earning assets was exceeded by the impact of a 15-basis point decline in the average yield. Notwithstanding the aforementioned sale of CRE loans through participations, the average balance of loans rose $1.4 billion, far exceeding the impact of a $779.2 million decline in average securities. Meanwhile, the average yield on loans fell 18 basis points in the current third quarter, while the average yield on securities fell nine basis points. In addition to the aforementioned decline in prepayment penalty income--absent which, the average yield on loans would have declined 15 basis points in the current third quarter--the reduction in the average yield on loans reflects the impact of low market interest rates on the loan portfolio during a period of growth.
  Interest expense fell $904,000 year-over-year as a $313.2 million increase in the average balance of interest-bearing liabilities was coupled with a two-basis point decline in the average cost of funds. The increase in the average balance was the net effect of a $396.1 million rise in average interest-bearing deposits and an $82.8 million decline in average borrowed funds. In addition, while the average cost of interest-bearing deposits rose one basis point year-over-year, the impact was inconsequential as compared to the five-basis point decline in the average cost of borrowed funds that occurred during the same time.

(Recovery of) Provision for Loan Losses

(Recovery of) Losses on Non-Covered Loans

Reflecting management’s assessment of the adequacy of the allowance for losses on non-covered loans and the quarter’s net recoveries, the Company recovered $512,000 from the allowance for non-covered loan losses in the third quarter of 2015. In the second quarter of this year, the Company recorded a net recovery of $1.9 million; there was no provision for, or net recovery of, non-covered loan losses recorded in the third quarter of 2014.

(Recovery of) Provision for Losses on Covered Loans

Reflecting an increase in the cash flows expected from certain pools of acquired loans covered by FDIC loss-sharing agreements, the Company recovered $8.5 million from the allowance for covered loan losses in the three months ended September 30, 2015, as compared to a recovery of $3.9 million in the three months ended September 30, 2014. In contrast, the Company recorded a $2.2 million provision for covered loan losses in the trailing quarter, reflecting a decline in the cash flows expected from certain pools of covered loans. While the recoveries recorded in the three months ended September 30, 2015 and 2014 were largely offset by FDIC indemnification expense of $6.8 million and $3.2 million, respectively, the trailing-quarter provision was largely offset by FDIC indemnification income of $1.8 million. FDIC indemnification expense and income are recorded in “Other” non-interest income, as further discussed below.

Non-Interest Income

Non-interest income totaled $37.6 million in the current third quarter, reflecting a linked-quarter reduction of $24.3 million and a year-over-over reduction of $3.7 million.

The linked-quarter reduction was due to three distinct factors, including the $8.6 million difference between the FDIC indemnification expense recorded in the current third quarter and the FDIC indemnification income recorded in the trailing three months, as noted above. In addition, mortgage banking income fell $8.5 million sequentially, to $7.5 million, partly reflecting a $3.0 million decline in income from originations to $7.5 million as gain-on-sale margins narrowed and refinancing activity declined. The remainder of the sequential decline in mortgage banking income was attributable to the $5.5 million difference between the servicing income recorded in the second quarter and the servicing loss recorded in the third quarter of this year. Reflecting a decline in hedge effectiveness, the Company recorded a $50,000 servicing loss in the three months ended September 30, 2015, as compared to servicing income of $5.4 million in the trailing three-month period. Excluding the net impact of hedging in the respective quarters, servicing income rose 3.8% sequentially.

The sequential decline in non-interest income also reflects a $7.1 million drop in other non-interest income to $20.9 million in the three months ended September 30, 2015. While the current third-quarter amount included gains on the sale of loans of $7.0 million, the trailing-quarter amount included gains on the sale of loans of $8.7 million, as well as the aforementioned $7.8 million gain on the sale of a multi-family property that had been classified as OREO.

The year-over-year decline in non-interest income was far more modest than the linked-quarter reduction, as a $9.3 million increase in other non-interest income offset the impact of a $9.1 million reduction in mortgage banking income, and tempered the impact of the $3.7 million increase in FDIC indemnification expense. The year-over-year rise in other non-interest income was primarily due to a $7.0 million gain on the sale of CRE loans through participations; the decline in mortgage banking income was primarily due to the $10.0 million difference between the servicing loss recorded in the current third quarter and the servicing income recorded in the third quarter of last year.

Non-Interest Expense

Non-interest expense fell $4.6 million sequentially and rose $2.1 million year-over-year to $147.3 million in the three months ended September 30, 2015.

Operating expenses declined to $146.0 million in the current third quarter from $150.6 million in the second quarter of this year. The sequential decline was driven by a $5.7 million reduction in general and administrative (“G&A”) expense to $35.9 million, which more than offset the impact of a $1.1 million increase in compensation and benefits expense to $84.2 million and a modest rise in occupancy and equipment expense to $26.0 million. The sequential decline in G&A expense was primarily driven by reductions in certain franchise taxes and FDIC deposit insurance premiums.

Year-over-year, operating expenses rose $2.9 million, as the benefit of a $5.6 million decline in G&A expense was exceeded by the impact of a $6.1 million increase in compensation and benefits expense, together with a $2.4 million rise in occupancy and equipment expense. The year-over-year decline in G&A expense was primarily due to the same factors that drove the sequential reduction; the year-over-year rise in compensation and benefits expense was largely due to normal salary increases and an increase in medical benefits expense.

Income Tax Expense

Income tax expense declined $7.0 million sequentially and $4.8 million year-over-year to $64.0 million in the three months ended September 30, 2015. The respective declines were primarily due to pre-tax income, which fell $16.0 million and $10.3 million, respectively, from the trailing and year-earlier levels to $178.7 million in the current three-month period. In addition, the effective tax rate was 35.83% in the current third quarter, as compared to 36.48% and 36.39%, respectively, in the three months ended June 30, 2015 and September 30, 2014.

About New York Community Bancorp, Inc.

One of the largest U.S. bank holding companies, with assets of $49.0 billion, New York Community Bancorp, Inc. is a leading producer of multi-family loans on rent-regulated buildings in New York City and the parent of New York Community Bank and New York Commercial Bank. With deposits of $28.3 billion and 269 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest depositories in the United States.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, October 21, 2015, at 8:30 a.m. (Eastern Daylight Time) to discuss its third quarter 2015 performance and strategies. The conference call may be accessed by dialing (866) 952-1906 (for domestic calls) or (785) 424-1825 (for international calls) and providing the following access code: 3Q15NYCB. A replay will be available approximately two hours following completion of the call through midnight on October 25th, and may be accessed by calling (800) 695-1564 (domestic) or (402) 530-9025 (international) and providing the same access code. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on November 18, 2015.

Forward-Looking Statements

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10‐K for the year ended December 31, 2014 and in other SEC reports we file, including our Forms 10-Q for the three months ended March 31, 2015 and June 30, 2015. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

Footnotes to the Text

(1)	Cash earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP earnings and non-GAAP (cash) earnings on page 11 of this release.
(2)	Tangible assets and tangible stockholders’ equity are non-GAAP financial measures. Please see the reconciliations of our GAAP and non-GAAP financial measures on page 12 of this release.
(3)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

- Financial Statements and Highlights Follow ‐

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except share data)

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Cash and cash equivalents	$585,794	$564,150
Securities:
Available-for-sale	162,326	173,783
Held-to-maturity	6,597,285	6,922,667
Total securities	6,759,611	7,096,450
Loans held for sale	380,613	379,399
Non-covered mortgage loans held for investment:
Multi-family	24,653,409	23,849,038
Commercial real estate	7,645,670	7,637,061
Acquisition, development, and construction	294,444	257,850
One-to-four family	102,317	138,915
Total non-covered mortgage loans held for investment	32,695,840	31,882,864
Non-covered other loans held for investment	1,450,725	1,142,092
Total non-covered loans held for investment	34,146,565	33,024,956
Less: Allowance for losses on non-covered loans	(146,045)	(139,857)
Non-covered loans held for investment, net	34,000,520	32,885,099
Covered loans	2,149,055	2,428,622
Less: Allowance for losses on covered loans	(37,632)	(45,481)
Covered loans, net	2,111,423	2,383,141
Total loans, net	36,492,556	35,647,639
Federal Home Loan Bank stock, at cost	538,473	515,327
Premises and equipment, net	327,523	319,002
FDIC loss share receivable	336,665	397,811
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	3,734	7,943
Other assets (includes $29,113 and $32,048, respectively, of other real estate owned
covered by loss sharing agreements)	1,564,995	1,574,764
Total assets	$49,045,482	$48,559,217

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$12,702,596	$12,549,600
Savings accounts	7,506,031	7,051,622
Certificates of deposit	5,517,871	6,420,598
Non-interest-bearing accounts	2,553,673	2,306,914
Total deposits	28,280,171	28,328,734
Borrowed funds:
Wholesale borrowings	14,365,244	13,868,132
Junior subordinated debentures	358,541	358,355
Total borrowed funds	14,723,785	14,226,487
Other liabilities	214,689	222,181
Total liabilities	43,218,645	42,777,402
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 444,343,024 and 442,659,460
shares issued; and 444,319,494 and 442,587,190 shares outstanding, respectively)	4,444	4,427
Paid-in capital in excess of par	5,386,863	5,369,623
Retained earnings	489,383	464,569
Treasury stock, at cost (23,530 and 72,270 shares, respectively)	(426)	(1,118)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	1,560	2,990
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses, net of tax	(5,335)	(5,387)
Pension and post-retirement obligations, net of tax	(49,652)	(53,289)
Total accumulated other comprehensive loss, net of tax	(53,427)	(55,686)
Total stockholders’ equity	5,826,837	5,781,815
Total liabilities and stockholders’ equity	$49,045,482	$48,559,217

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2015	2015	2014	2015	2014
Interest Income:
Mortgage and other loans	$357,916	$357,999	$360,499	$1,080,419	$1,056,586
Securities and money market investments	58,634	63,621	66,572	186,664	203,678
Total interest income	416,550	421,620	427,071	1,267,083	1,260,264

Interest Expense:
NOW and money market accounts	11,770	11,727	10,632	34,549	28,399
Savings accounts	12,739	12,925	9,741	37,997	24,473
Certificates of deposit	15,539	15,729	18,330	48,384	55,854
Borrowed funds	97,090	96,142	99,339	288,876	294,867
Total interest expense	137,138	136,523	138,042	409,806	403,593
Net interest income	279,412	285,097	289,029	857,277	856,671
Recovery of losses on non-covered loans	(512)	(1,872)	--	(3,254)	--
(Recovery of) provision for losses on covered loans	(8,516)	2,206	(3,945)	(5,433)	(18,387)
Net interest income after (recovery of)
provision for loan losses	288,440	284,763	292,974	865,964	875,058

Non-Interest Income:
Mortgage banking income	7,474	15,968	16,606	41,848	46,507
Fee income	8,765	8,778	9,188	25,937	27,512
Bank-owned life insurance	7,117	6,774	6,888	20,595	20,530
Net gain on sales of securities	140	592	182	943	5,317
FDIC indemnification (expense) income	(6,813)	1,764	(3,156)	(4,347)	(14,710)
Gain on Visa shares sold	--	--	--	--	3,856
Other income	20,904	28,025	11,578	66,746	42,102
Total non-interest income	37,587	61,901	41,286	151,722	131,114

Non-Interest Expense:
Operating expenses:
Compensation and benefits	84,177	83,067	78,033	254,453	228,616
Occupancy and equipment	25,976	25,941	23,619	77,216	73,997
General and administrative	35,875	41,577	41,524	120,196	130,319
Total operating expenses	146,028	150,585	143,176	451,865	432,932
Amortization of core deposit intangibles	1,280	1,345	2,019	4,209	6,424
Total non-interest expense	147,308	151,930	145,195	456,074	439,356
Income before income taxes	178,719	194,734	189,065	561,612	566,816
Income tax expense	64,031	71,030	68,807	203,961	212,616
Net Income	$114,688	$123,704	$120,258	$357,651	$354,200

Basic earnings per share	$0.26	$0.28	$0.27	$0.80	$0.80
Diluted earnings per share	$0.26	$0.28	$0.27	$0.80	$0.80

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND NON-GAAP EARNINGS (CASH EARNINGS)
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear under “Reconciliations of GAAP and Non-GAAP Financial Measures” on page 12 of this release.)

We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings, although non-GAAP, are useful to investors seeking to evaluate our financial performance and to compare our performance with that of other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended September 30, 2015, June 30, 2015, and September 30, 2014, and for the nine months ended September 30, 2015 and 2014, follow:

(in thousands, except per share data)	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2015	June 30, 2015	Sept. 30, 2014	Sept. 30, 2015	Sept. 30, 2014
GAAP Earnings	$114,688	$123,704	$120,258	$357,651	$354,200
Additional contributions to tangible stockholders’ equity: (1)
Amortization and appreciation of shares held in stock-related benefit plans	7,967	7,462	6,778	22,594	20,720
Associated tax effects	681	678	550	2,355	2,569
Amortization of core deposit intangibles	1,280	1,345	2,019	4,209	6,424
Total additional contributions to tangible stockholders’ equity (1)	9,928	9,485	9,347	29,158	29,713
Cash earnings	$124,616	$133,189	$129,605	$386,809	$383,913

Diluted GAAP Earnings per Share	$0.26	$0.28	$0.27	$0.80	$0.80
Add back:
Amortization and appreciation of shares held in stock-related benefit plans	0.02	0.02	0.02	0.05	0.05
Associated tax effects	--	--	--	0.01	0.01
Amortization of core deposit intangibles	--	--	--	0.01	0.01
Total additions	0.02	0.02	0.02	0.07	0.07
Diluted cash earnings per share	$0.28	$0.30	$0.29	$0.87	$0.87

Cash Earnings Data:
Cash return on average assets	1.02%	1.10%	1.07%	1.06%	1.07%
Cash return on average tangible assets (1)	1.07	1.16	1.13	1.12	1.13
Cash return on average stockholders’ equity	8.56	9.17	8.97	8.87	8.89
Cash return on average tangible stockholders’ equity (1)	14.74	15.82	15.57	15.31	15.47
Cash efficiency ratio (2)	43.55	41.25	41.29	42.54	41.73
(1)	Tangible assets and tangible stockholders’ equity are non-GAAP financial measures. Please see the reconciliations of our GAAP and non-GAAP financial measures on page 12 of this release.
(2)	We calculate our cash efficiency ratio by excluding the amortization and appreciation of shares held in our stock-related benefit plans from our operating expenses and dividing the resultant amount by the sum of our net interest income and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP financial measures in their analysis of our performance. We believe that these non-GAAP financial measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and engage in various capital management strategies.

Tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related non-GAAP financial measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended September 30, 2015, June 30, 2015, and December 31, 2014, and for the nine months ended September 30, 2015 and 2014, follow:

	At or for the			At or for the
	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Dec. 31,	Sept. 30,	Sept. 30,
(in thousands)	2015	2015	2014	2015	2014
Total Stockholders’ Equity	$ 5,826,837	$ 5,814,623	$ 5,781,815	$ 5,826,837	$ 5,777,998
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(3,734)	(5,014)	(7,943)	(3,734)	(9,816)
Tangible stockholders’ equity	$ 3,386,972	$ 3,373,478	$ 3,337,741	$ 3,386,972	$ 3,332,051

Total Assets	$49,045,482	$48,648,532	$48,559,217	$49,045,482	$48,679,772
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(3,734)	(5,014)	(7,943)	(3,734)	(9,816)
Tangible assets	$46,605,617	$46,207,387	$46,115,143	$46,605,617	$46,233,825

Tangible Stockholders’ Equity	$3,386,972	$3,373,478	$3,337,741	$3,386,972	$3,332,051
Add back: Accumulated other comprehensive loss,
net of tax	53,427	53,610	55,686	53,427	32,433
Adjusted tangible stockholders’ equity	$3,440,399	$3,427,088	$3,393,427	$3,440,399	$3,364,484

Tangible Assets	$46,605,617	$46,207,387	$46,115,143	$46,605,617	$46,233,825
Add back: Accumulated other comprehensive loss,
net of tax	53,427	53,610	55,686	53,427	32,433
Adjusted tangible assets	$46,659,044	$46,260,997	$46,170,829	$46,659,044	$46,266,258

Average Stockholders’ Equity	$ 5,822,699	$ 5,809,787	$ 5,798,260	$ 5,811,673	$ 5,758,866
Less: Average goodwill and core deposit intangibles	(2,440,708)	(2,442,007)	(2,445,262)	(2,442,071)	(2,449,354)
Average tangible stockholders’ equity	$ 3,381,991	$ 3,367,780	$ 3,352,998	$ 3,369,602	$ 3,309,512

Average Assets	$48,970,353	$48,329,195	$48,870,512	$48,690,435	$47,757,542
Less: Average goodwill and core deposit intangibles	(2,440,708)	(2,442,007)	(2,445,262)	(2,442,071)	(2,449,354)
Average tangible assets	$46,529,645	$45,887,188	$46,425,250	$46,248,364	$45,308,188

Net Income	$114,688	$123,704	$131,197	$357,651	$354,200
Add back: Amortization of core deposit intangibles,
net of tax	768	807	1,124	2,525	3,854
Adjusted net income	$115,456	$124,511	$132,321	$360,176	$358,054

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended
September 30, 2015	June 30, 2015
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$36,435,984	$357,916	3.93%	$35,721,805	$357,999	4.01%
Securities and money market investments	7,325,746	58,634	3.19	7,381,373	63,621	3.45
Total interest-earning assets	43,761,730	416,550	3.80	43,103,178	421,620	3.91
Non-interest-earning assets	5,208,623	5,226,017
Total assets	$48,970,353	$48,329,195
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$12,728,206	$11,770	0.37%	$12,664,816	$11,727	0.37%
Savings accounts	7,446,936	12,739	0.68	7,630,389	12,925	0.68
Certificates of deposit	5,661,888	15,539	1.09	5,698,530	15,729	1.11
Total interest-bearing deposits	25,837,030	40,048	0.61	25,993,735	40,381	0.62
Borrowed funds	14,522,556	97,090	2.65	13,513,317	96,142	2.85
Total interest-bearing liabilities	40,359,586	137,138	1.35	39,507,052	136,523	1.39
Non-interest-bearing deposits	2,576,350	2,811,598
Other liabilities	211,718	200,758
Total liabilities	43,147,654	42,519,408
Stockholders’ equity	5,822,699	5,809,787
Total liabilities and stockholders’ equity	$48,970,353	$48,329,195
Net interest income/interest rate spread	$279,412	2.45%	$285,097	2.52%
Net interest margin	2.56%	2.64%
Ratio of interest-earning assets to interest-
bearing liabilities	1.08	x	1.09	x

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended September 30,
2015	2014
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$36,435,984	$357,916	3.93%	$35,067,046	$360,499	4.11%
Securities and money market investments	7,325,746	58,634	3.19	8,104,926	66,572	3.28
Total interest-earning assets	43,761,730	416,550	3.80	43,171,972	427,071	3.95
Non-interest-earning assets	5,208,623	5,312,881
Total assets	$48,970,353	$48,484,853
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$12,728,206	$11,770	0.37%	$12,173,504	$10,632	0.35%
Savings accounts	7,446,936	12,739	0.68	6,790,281	9,741	0.57
Certificates of deposit	5,661,888	15,539	1.09	6,477,180	18,330	1.12
Total interest-bearing deposits	25,837,030	40,048	0.61	25,440,965	38,703	0.60
Borrowed funds	14,522,556	97,090	2.65	14,605,390	99,339	2.70
Total interest-bearing liabilities	40,359,586	137,138	1.35	40,046,355	138,042	1.37
Non-interest-bearing deposits	2,576,350	2,464,437
Other liabilities	211,718	197,621
Total liabilities	43,147,654	42,708,413
Stockholders’ equity	5,822,699	5,776,440
Total liabilities and stockholders’ equity	$48,970,353	$48,484,853
Net interest income/interest rate spread	$279,412	2.45%	$289,029	2.58%
Net interest margin	2.56%	2.69%
Ratio of interest-earning assets to interest-
bearing liabilities	1.08	x	1.08	x

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Nine Months Ended September 30,
2015	2014
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$36,041,137	$1,080,419	4.00%	$34,081,200	$1,056,586	4.13%
Securities and money market investments	7,415,772	186,664	3.36	8,344,586	203,678	3.26
Total interest-earning assets	43,456,909	1,267,083	3.89	42,425,786	1,260,264	3.96
Non-interest-earning assets	5,233,526	5,331,756
Total assets	$48,690,435	$47,757,542
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$12,587,941	$34,549	0.37%	$11,355,509	$28,399	0.33%
Savings accounts	7,535,136	37,997	0.67	6,424,947	24,473	0.51
Certificates of deposit	5,813,625	48,384	1.11	6,714,601	55,854	1.11
Total interest-bearing deposits	25,936,702	120,930	0.62	24,495,057	108,726	0.59
Borrowed funds	14,094,665	288,876	2.74	14,837,364	294,867	2.66
Total interest-bearing liabilities	40,031,367	409,806	1.37	39,332,421	403,593	1.37
Non-interest-bearing deposits	2,633,214	2,460,285
Other liabilities	214,181	205,970
Total liabilities	42,878,762	41,998,676
Stockholders’ equity	5,811,673	5,758,866
Total liabilities and stockholders’ equity	$48,690,435	$47,757,542
Net interest income/interest rate spread	$857,277	2.52%	$856,671	2.59%
Net interest margin	2.63%	2.69%
Ratio of interest-earning assets to interest-
bearing liabilities	1.09	x	1.08	x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2015	2015	2014	2015	2014
GAAP EARNINGS DATA:
Net income	$114,688	$123,704	$120,258	$357,651	$354,200
Basic earnings per share	0.26	0.28	0.27	0.80	0.80
Diluted earnings per share	0.26	0.28	0.27	0.80	0.80
Return on average assets	0.94%	1.02%	0.99%	0.98%	0.99%
Return on average tangible assets (1)	0.99	1.09	1.06	1.04	1.05
Return on average stockholders’ equity	7.88	8.52	8.33	8.21	8.20
Return on average tangible stockholders’ equity (1)	13.66	14.79	14.59	14.25	14.43
Efficiency ratio (2)	46.07	43.40	43.35	44.78	43.83
Operating expenses to average assets	1.19	1.25	1.18	1.24	1.21
Interest rate spread	2.45	2.52	2.58	2.52	2.59
Net interest margin	2.56	2.64	2.69	2.63	2.69
Effective tax rate	35.83	36.48	36.39	36.32	37.51
Shares used for basic EPS computation	442,707,699	442,721,173	441,127,550	442,475,699	440,953,121
Shares used for diluted EPS computation	442,707,699	442,721,173	441,127,550	442,475,699	440,953,121
(1)	Tangible assets and tangible stockholders’ equity are non-GAAP financial measures. Please see the reconciliations of our GAAP and non-GAAP financial measures on page 12 of this release.
(2)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	September 30, 2015	June 30, 2015	December 31, 2014
CAPITAL MEASURES:
Book value per share	$13.11	$13.09	$13.06
Tangible book value per share (1)	7.62	7.59	7.54
Stockholders’ equity to total assets	11.88%	11.95%	11.91%
Tangible stockholders’ equity to tangible assets (1)	7.27	7.30	7.24
Tangible stockholders’ equity to tangible assets excluding
accumulated other comprehensive loss, net of tax (1)	7.37	7.41	7.35
(1)	Tangible assets and tangible stockholders’ equity are non-GAAP financial measures. Please see the reconciliations of our GAAP and non-GAAP financial measures on page 12 of this release.

	September 30, 2015	June 30, 2015	December 31, 2014
REGULATORY CAPITAL RATIOS: (1)
New York Community Bank
Common equity tier 1 capital ratio	11.21%	11.41%	NA	%
Leverage capital ratio	7.80	7.92	7.73
Tier 1 risk-based capital ratio	11.21	11.41	12.02
Total risk-based capital ratio	11.79	12.02	12.66
New York Commercial Bank
Common equity tier 1 capital ratio	13.31%	12.77%	NA	%
Leverage capital ratio	9.66	9.34	9.25
Tier 1 risk-based capital ratio	13.31	12.77	12.08
Total risk-based capital ratio	13.89	13.27	12.47
(1)	At September 30, 2015, the minimum regulatory requirements for classification as a well capitalized institution were a common equity tier 1 capital ratio of 6.50%; a leverage capital ratio of 5.00%; a tier 1 risk-based capital ratio of 8.00%; and a total risk-based capital ratio of 10.00%.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, (516) 683-4420
or
Media:
Kelly Maude Leung, (516) 683-4032